EXHIBIT 10.2

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

99 Park Avenue, 16th Floor

New York, New York 10016

December 20, 2007

To:	THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH

Re: Waiver of Fees

Dear Ivan:

This letter is intended to confirm our agreement with you regarding the waiver of certain fees in connection with the Second Amended and Restated Technology License Agreement (the “License Agreement”) dated as of July 17, 2007, by and between TERRA INSIGHT CORPORATION, a Delaware corporation (“TIC”), and THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH, a Liechtenstein establishment (the “Institute”), and the related Second Amended and Restated Services Agreement (the “Services Agreement”) dated as of July 17, 2007 between the parties. Capitalized terms not otherwise defined herein shall have the meanings set forth in the License Agreement and the Services Agreement. As you have been informed by us, Terra Energy & Resource Technologies, Inc. (the “Company”), the parent corporation of TIC, expects to enter into a Securities Purchase Agreement with a third party, Esterna Ltd, which is anticipated to close in December 2007 (the “Purchase Agreement”). As a material inducement to Esterna to enter into the Purchase Agreement and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company and its subsidiaries and related entities (collectively, with the Company and TIC, the “Affiliated Entities”) wish to confirm the waiver of certain fees due the Institute pursuant to the License Agreement and the Services Agreement. The parties hereby agree as follows:

1.        Reference is made to Section 8 of the License Agreement. With respect to the Annual License Fee in connection with calendar year 2007, payment of which has been deferred pursuant to the terms of the License Agreement, the Institute, on behalf of itself, its owners, directors, members, successors-in-interests, trustees, administrators, estate, agents and assigns hereby waives all claims or demands for or rights in or to the payment of the Annual License Fee attributable to the period January 1, 2007 through December 31, 2007. In addition, the Institute, on behalf of itself, its owners, directors, members, successors-in-interests, trustees, administrators, estate, agents and assigns releases and forever discharges the Affiliated Entities and their respective shareholders, officers, directors, estates, affiliates, assigns, successors-in-interest, agents, advisors and employees (collectively, the “Released Parties”), from any and all actions, causes of action and claims whatsoever, known or unknown, suspected or unsuspected, you have ever had, now have, or shall have against any of the Released Parties from the beginning of time for obligations and payments due in connection with the Annual License Fee attributable to the period January 1, 2007 through December 31, 2007. With respect to the Annual License Fee in connection with calendar year 2008, the Institute, on behalf of itself, its owners, directors, members, successors-in-interests, trustees, administrators, estate, agents and assigns hereby waives all claims or demands for or rights in or to the payment of the Annual License Fee attributable to the period from January 1, 2008 through December 31, 2008.

2.        Reference is made to Section 3 of the Services Agreement. With respect to the Minimum Annual Services Fee in connection with calendar year 2007, payment of which has been deferred pursuant to the terms of the Services Agreement, the Institute, on behalf of itself, its owners, directors, members, successors-in-interests, trustees, administrators, estate, agents and assigns hereby waives all claims or demands for or rights in or to the payment of the Minimum Annual Services Fee attributable to the period January 1, 2007 through December 31, 2007. In addition, the Institute, on behalf of itself, its owners, directors, members, successors-in-interests, trustees, administrators, estate, agents and assigns releases and forever discharges the Released Parties, from any and all actions, causes of action and claims whatsoever, known or unknown, suspected or unsuspected, you have ever had, now have, or shall have against any of the Released Parties from the beginning of time for obligations and payments due in connection with the Minimum Annual Services Fee attributable to the period January 1, 2007 through December 31, 2007. With respect to the Minimum Annual Services Fee in connection with calendar year 2008, the Institute, on behalf of itself, its owners, directors, members, successors-in-interests, trustees, administrators, estate, agents and assigns hereby waives all claims or demands for or rights in or to the payment of the Minimum Annual Services Fee attributable to the period January 1, 2008 through December 31, 2008.

3.        To the extent applicable, if at all, any credit(s) of the Minimum Annual Services Fees against the Annual License Fee afforded by Section 8.2 of the License Agreement and Section 3(b) of the Services Agreement, and any deferral(s) of payment of the Minimum Annual Services Fee afforded by Section 8.3 of the License Agreement and Section 3(c) of the Services Agreement, shall continue to apply.

The terms hereof, our understanding and your waiver, are subject to the closing of the transaction contemplated by the Purchase Agreement. This agreement shall be enforced, governed by and construed in accordance with the laws of the State of New York, and enforced in the courts located in the New York County in the State of New York.

Please confirm your agreement to the foregoing by signing this Letter in the space provided for below.

Sincerely,

Terra Insight Corporation and

Terra Energy & Resource Technologies, Inc.

(on behalf of itself and the Affiliated Entities)

By: /s/ Dmitry Vilbaum
Name:	Dmitry Vilbaum
Title:	Director

Agreed to and confirmed:

INSTITUTE OF GEOINFORMATIONAL

ANALYSIS OF THE EARTH

By: /s/ Ivan Railyan
Name:	Ivan Railyan
Its:	Authorized Signatory

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